UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 3, 2012

GeoEye, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33015	20-2759725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2325 Dulles Corner Blvd., 10th Floor
Herndon, Virginia 20171
(Address of principal executive offices)

Registrant’s telephone number, including area code (703) 480-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

A special meeting of the stockholders of GeoEye, Inc. (“Company”) was held on December 3, 2012.  The Company previously filed with the U.S. Securities and Exchange Commission the joint proxy statement/prospectus and related materials pertaining to this meeting, which describe in detail each of the three proposals submitted to stockholders at the meeting.  The final results for the votes regarding each proposal are set forth below.

Proposal One: Vote for the adoption of the Agreement and Plan of Merger (referred to as the “merger agreement”), dated as of July 22, 2012, as amended, by and among GeoEye, DigitalGlobe, Inc., 20/20 Acquisition Sub, Inc. and WorldView, LLC, and approval of the transactions contemplated in the merger agreement.  The proposal relating to the approval of the merger agreement was approved with the votes shown:

Shares Voted For	Shares Voted Against	Shares Abstained
17,791,839	10,943	300,397

Proposal Two: Vote upon the non-binding advisory approval of certain compensation arrangements for the Company’s named executive officers.  The proposal relating to a non-binding stockholder advisory vote to approve certain compensation arrangements for the Company’s Named Executive Officers in connection with the merger was approved with the votes shown:

Shares Voted For	Shares Voted Against	Shares Abstained
15,861,376	1,792,150	449,653

Proposal Three: Vote upon the approval of a Motion for adjournment of the Special Meeting, to the extent necessary.  The proposal to approve a Motion for adjournment of the Special Meeting, to the extent necessary, was approved with the votes shown:

Shares Voted For	Shares Voted Against	Shares Abstained
17,164,299	926,516	12,364

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit 99.1	GeoEye, Inc. Press Release dated December 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 3, 2012	GEOEYE, INC.

	By:	/s/ William L. Warren

Executive Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	GeoEye, Inc. Press Release dated December 3, 2012.